UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2022

HOMOLOGY MEDICINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38433	47-3468154
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Patriots Park Bedford, MA	01730
(Address of principal executive offices)	(Zip Code)

(781) 301-7277

(Registrant’s telephone number, include area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FIXX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2022, the Board of Directors of Homology Medicines, Inc. (the “Company”) appointed Albert Seymour, Ph.D., the Company’s current Chief Scientific Officer, to serve as the Company’s President, effective as of April 21, 2022, in addition to his role as the Company’s Chief Scientific Officer. Arthur O. Tzianabos, Ph.D., in connection with Dr. Seymour’s promotion, notified the Company on April 19, 2022 of his resignation as President, effective as of April 21, 2022. Dr. Tzianabos will continue to serve as the Company’s Chief Executive Officer.

In connection with Dr. Seymour’s appointment as the Company’s President, Dr. Seymour entered into an amended and restated employment agreement with the Company, effective as of April 21, 2022 (the “Amended Employment Agreement”). Under the Amended Employment Agreement, Dr. Seymour’s annual base salary was increased to $545,000, his annual performance-based target bonus was increased to 50% of his annual base salary and he received an option to purchase 60,000 shares of the Company’s common stock. The option has an exercise price of $1.78, the closing price per share of the Company’s common stock on April 21, 2022, and will vest in equal monthly installments over the forty-eight (48) months following the date of grant, such that the option shall be vested as to all shares on the fourth anniversary of the date of grant. The Amended Employment Agreement further provides that if we terminate Dr. Seymour’s employment without “cause” or he resigns for “good reason” (as these terms are defined in the Employment Agreement), subject to his timely executing a release of claims and continued compliance with a separate restrictive covenant agreement, he is entitled to receive (i) base salary continuation for a period of 12 months, (ii) payment of all bonuses earned but unpaid as of the date of termination and (iii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 12 months, less the amount he would have had to pay to receive such coverage as an active employee based on the cost sharing levels in effect on his termination date. If such a termination of employment occurs on or within 12 months following a “change in control” (as defined in our 2018 Incentive Award Plan), then, in lieu of the foregoing severance benefits, subject to his timely executing a release of claims, Dr. Seymour is instead entitled to receive (a) an amount in cash equal to 1.5 times the sum of his base salary plus target annual bonus for the year of termination, (b) payment of all bonuses earned but unpaid as of the date of termination, (c) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to 18 months, less the amount he would have had to pay to receive such coverage as an active employee based on the cost sharing levels in effect on his termination date, and (d) accelerated vesting of all unvested equity or equity-based awards that vest solely based on the passage of time, with any such awards that vest based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement.

The foregoing description of the Amended Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full Amended Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of April 21, 2022, between Homology Medicines, Inc. and Albert Seymour, Ph.D.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMOLOGY MEDICINES, INC.

Date: April 21, 2022	By:	/s/ W. Bradford Smith
W. Bradford Smith
Chief Financial and Business Officer and Treasurer